Exhibit 99.1

News Release

Inland Western Responds to Unsolicited Mini-Tender Offer

Oak Brook, IL, September 9, 2005

Inland Western Retail Real Estate Trust, Inc. ("Inland Western" or the "Company") received notification of an unsolicited mini-tender offer being made by Sutter Capital Management and related entities collectively ("Sutter"), to purchase up to 1,000,000 shares of Inland Western common stock, representing approximately 0.26% of Inland Western's outstanding shares, for a price of $6.00 per share.

Inland Western does not recommend or endorse Sutter's mini-tender offer, and is not affiliated with Sutter, the offer, or the offer documentation. Inland Western suggests that stockholders not tender their shares in the offer.

The mini-tender offer is below the $10.00 per share price initially paid. The offer price is also below Inland Western's Share Repurchase Program price, which provides stockholders an opportunity to sell their shares back to the Company, subject to certain restrictions. The prices at which shares may be sold back to Inland Western are as follows: one year from the purchase date, at $9.25 per share; two years from the purchase date, at $9.50 per share; three years from the purchase date, at $9.75 per share; and four years from the purchase date, at the greater of $10.00 per share, or an price equal to 10 times Inland Western's funds available for distribution per weighted average share outstanding for the prior calendar year. Sutter's offer of $6.00 per share is less than the $9.60 average share price for the period April 1 through May 31, 2005 on the secondary market.

Sutter's mini-tender offer is actually lower than $6.00 per share, because the $6.00 share price will be reduced by any cash distributions that the stockholder received from Inland Western after September 6, 2005. Sutter notes that they are making this offer with a "view of making a profit" and notes that the price they are offering is below the value they themselves believe the shares have.

Inland Western stockholders are cautioned that Sutter has made previous below-market mini-tender offers for the shares of other companies. Mini-tender offers are third-party offers to purchase less than 5% of a company's outstanding shares, thereby avoiding many filing, disclosure and procedural requirements of the U.S. Securities and Exchange Commission ("SEC"). The SEC has cautioned investors about offers of this nature. Mini-tender offers "have been increasingly used to catch investors off guard," according to information on the SEC's website.

Stockholders are urged to consult with their own financial advisor or broker, and to exercise caution with respect to mini-tender offers.

Additional information regarding the SEC's regulatory concerns about mini-tender offers is available on the SEC's website at: www.sec.gov/investor/pubs/minitend.htm.

This press release contains forward-looking statements. Forward looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should" and "could." The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.